Exhibit (h)(6)

9 BASIS POINT EXPENSE CONTRACT

between

FIDELITY SALEM STREET TRUST

FIDELITY INTERMEDIATE TREASURY BOND INDEX FUND:

PREMIUM CLASS

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

This 9 Basis Point Expense Contract, dated as of the 1st day of July, 2016 (the “Agreement”), is made and entered into by and between Fidelity Salem Street Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the “Trust”), on behalf of Fidelity Intermediate Treasury Bond Index Fund (the “Fund”), and Fidelity Management & Research Company, a Massachusetts corporation (the “Manager”).

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract of even date herewith (the “Management Agreement”), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized 5 basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class;

WHEREAS, pursuant to an agreement dated June 29, 2007, as amended February 1, 2012, as amended July 1, 2016, the Manager agreed to maintain the expenses of the Premium Class of the Fund (the “Premium Class”) as a fixed annualized expense rate not to exceed 10 basis points; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Premium Class of the Fund at a fixed annualized expense rate not to exceed 9 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1.  EXPENSE PROVISION.  Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Premium Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Premium Class, such that the ordinary operating expenses incurred by the Premium Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the disinterested Trustees of the Trust, and extraordinary expenses) will not exceed 0.09% on an annual basis.  For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than the Premium Class.

2.  AMENDMENTS.  This Agreement may not be amended to increase the fees or expenses payable by the Premium Class except by a vote of a majority of the Board of Trustees of the Trust and with respect to increases in fees or expenses payable by Investor Class above 10 basis points, by a vote of a majority of the outstanding voting securities of the Premium Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3.  INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the “1940 Act”), to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4.  DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5.  TERMINATION.  This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY SALEM STREET TRUST
on behalf of Fidelity Intermediate Treasury Bond Index Fund

By	/s/Stephanie J. Dorsey
Stephanie J. Dorsey
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/William E. Dailey
William E. Dailey
Treasurer